Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ODONATE HOLDINGS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Operating Agreement”) of Odonate Holdings, LLC (“Odonate Holdings”) is made effective as of December 6, 2017 (the “Effective Date”), with respect to the holders of Units (each a “Member,” and collectively, the “Members”). This Operating Agreement amends and restates that certain Limited Liability Company Agreement, dated as of November 27, 2017 (the “Prior Agreement”).

Odonate Holdings and the Members agree as follows:

1.Purpose. Odonate Holdings may engage in any lawful act or activity in furtherance thereof, as permitted under the Act. Except as may be directed by the Board of Directors, the principal purpose of Odonate Holdings shall be to hold the shares of Common Stock (the “Shares”) of Odonate Therapeutics, Inc. (“Odonate”) underlying the Incentive Units.

2.Powers; Limitations on Disposition of Shares.

(a)In furtherance of its purposes, but subject to all of the provisions of this Operating Agreement, Odonate Holdings shall have the power and is hereby authorized to do all things and engage in all such activities as may be necessary, convenient or incidental to the conduct of the business of Odonate Holdings, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)Notwithstanding the foregoing, Odonate Holdings shall have no power or authority to sell, pledge, assign, transfer or otherwise dispose of any of the Shares, other than through a distribution in kind to one or more Members, when and as directed by the Board of Directors. To the extent that Odonate Holdings holds a number of Shares exceeding the aggregate number of shares of Odonate Common Stock underlying all outstanding profits interest awards granted by Odonate Management Holdings, LLC (“Management Holdings”) (e.g., by virtue of the forfeiture of profits interests granted by Management Holdings), the excess Shares shall be returned to Odonate for cancellation (“Cancelled Shares”). Cancelled Shares (if any) shall be returned to Odonate on a quarterly basis as of the last day of the last month of each calendar quarter.

3.Principal Business Office. The principal business office of Odonate Holdings shall be located at such location as may be determined by the Board of Directors.

4.Registered Office. The name and address of the registered agent of Odonate Holdings for service of process on Odonate Holdings in the State of Delaware, and the address of the registered office of Odonate Holdings in the State of Delaware, is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

5.Members. The names and mailing addresses of the Members shall be maintained in the records of Odonate Holdings at the principal business office of Odonate Holdings. The number of Units owned by each Member shall be maintained in the records of Odonate Holdings at the principal business office of Odonate Holdings, which shall be updated from time to time to reflect changes in the amount or ownership of the Units.

6.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of Odonate Holdings, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Odonate Holdings, and the Members shall not be obligated personally for any such debt, obligation or liability of Odonate Holdings solely by reason of being a Member of Odonate Holdings.

7.Board of Directors.

(a)Except as set forth below, the business and affairs of Odonate Holdings shall be managed by or under the direction of a board of directors (the “Board of Directors”), which may from time to time by resolution delegate authority to officers, employees or other agents to act on behalf of Odonate Holdings, and with such authority to be delegated as of the Effective Date to a committee consisting of: (i) the Chief Executive Officer of Odonate, (ii) the Chief Financial Officer of Odonate, and (iii) the Chairman of the Compensation Committee of Odonate (the “Management Committee”); references herein to actions taken by the Board of Directors shall be deemed to include actions taken by the Management Committee pursuant to the foregoing delegation of authority. The Board of Directors, acting with due authorization pursuant to this Section 7(a), shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of Odonate Holdings described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. Each member of the Board of Directors (each, a “Director”) is hereby designated a “manager” of Odonate Holdings within the meaning of the Act (a “Manager”). Except as otherwise required by law, approval of any action by the Board of Directors (or approval by an agent delegated such approval authority by the Board of Directors) in accordance with the Operating Agreement shall constitute approval of such action by Odonate Holdings. Except as otherwise provided in this Operating Agreement, no Member or Director (acting alone and not collectively with the authority of the Board of Directors) shall have the authority to bind Odonate Holdings.

(b)The size of the Board of Directors may be fixed by a vote of the Directors or by the Members, acting by Unit Approval. As of the Effective Date, the size of the Board of Directors has been fixed at six Directors, and the composition of the Board of Directors shall be the same as the composition of the Odonate board of directors. The Members may appoint or remove any Director in conjunction with a change in the Odonate board of directors by vote or consent of Members holding a majority of the Common Units of Odonate Holdings (“Unit Approval”). Any vacancy created with the removal of a Director shall be filled solely by a vote of the Members acting with Unit Approval. Vacancies created by the expansion of the number of Directors or by the resignation or retirement of a Director may be filled either by a vote of the Members acting with Unit Approval, or by a vote of the Board of Directors.

(c)A majority of the Directors then serving shall constitute a quorum, and a quorum shall be required to be present for the Board of Directors to take action at any meeting. At any meeting where a quorum is present, an action approved by the majority of the Directors present at such meeting (whether in person or via remote means of communication, such as telephone or video conferencing) shall constitute the approval of such action by the Board of Directors. The Board of Directors may also take action by written consent, executed or otherwise unanimously approved in writing (including via email) by all Directors then serving in office. Meetings of the Board of Directors may be called by any Director or by the Chief Executive Officer upon providing at least 24 hours’ prior notice of such meeting to all Directors, with such notice to be provided in person, by telephone or via email.

(d)Notwithstanding the foregoing, the Board of Directors shall be required to obtain Unit Approval prior to taking any of the following actions: (i) effecting any merger or consolidation in which the holders of the Units immediately prior to such transaction do not hold at least a majority of the voting interests of the surviving entity immediately after such transaction; (ii) the sale of all or substantially all of the assets of Odonate Holdings; or (iii) the liquidation or dissolution of Odonate Holdings.

(e)The Board of Directors shall have a fiduciary relationship with the Members and shall act at all times in accordance with such fiduciary duties. In defining the scope of such fiduciary duties, the Board of Directors’ duties to the Members shall be substantially similar to the duties owed by directors of a corporation to its stockholders under the Delaware General Corporation Law (including decisions by Delaware courts interpreting such law). Notwithstanding the foregoing, in no event shall the Board of Directors owe any fiduciary duties to creditors of the Company.

8.Capitalization.

(a)Authorized Units. The capital of Odonate Holdings shall be represented by two classes of units: common units (the “Common Units”) and incentive units (the “Incentive Units” and, together with the Common Units, the “Units”).

(b)Common Units. Common Units shall be issued in consideration for cash or non-cash contributions at such prices and on such other terms as the Board of Directors shall determine from time to time. Units may be issued in fractions going out to two decimal places. The amount of cash or other property or rights contributed by each Member to Odonate Holdings pursuant to this Section 8(b) (collectively, the “Capital Contributions”) will be recorded on the books of Odonate Holdings.

(c)Incentive Units. The Incentive Units are intended to be issued, in such amounts and with such terms as determined by the Board of Directors in its sole discretion, to selected employees, Directors, consultants and other service providers and agents of Odonate Holdings or its affiliates, including to Management Holdings.

(i)Any Incentive Units awarded shall have set forth in a written agreement with the recipient (an “Award Agreement”) a base price (the “Base Price”) that shall be on a per Incentive Unit basis and shall not be less than the amount, on a per Unit basis, that would be received per Common Unit outstanding at the time of such grant, if, immediately after the issuance of such Incentive Units, all the assets of Odonate Holdings were sold for their respective fair values (as determined in good faith by the Board of Directors), the liabilities of Odonate Holdings were paid in full and the remaining proceeds were distributed in accordance with Section 15.

(ii)Notwithstanding anything contained herein or in the Act to the contrary, the Incentive Units shall have no voting, approval, information or consent rights.

(iii)Odonate Holdings and each Member shall: (A) treat each Incentive Unit as a “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-2 C.B. 191; (B) treat each holder of an Incentive Unit as the owner of such interests from the date such interests are granted until such interests are forfeited or otherwise disposed of; (C) agree that each holder of an Incentive Unit will take into account such distributive share of Odonate Holdings’ income, gain, deduction and loss in computing its United States federal income tax liability for the entire period during which it holds such interests; and (D) agree that Odonate Holdings will not claim a deduction (as wages, compensation or otherwise) for the fair value of any Incentive Unit either upon grant or vesting of the Incentive Unit.

9.Capital Accounts; Allocation of Profits and Losses.

(a)Capital Accounts. A capital account for each Member shall be established and maintained in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Odonate Holdings’ net profit, net loss and items thereof shall be allocated to the capital accounts of the eligible Members on an annual basis, at the end of each calendar year, unless otherwise required by law or deemed advisable by the Board of Directors (and a period for which such allocations are made is referred to herein as an “accounting period”).

(b)Allocation of Profits and Losses. Subject to Section 9(c), after all capital contributions and distributions for each accounting period have been reflected in the Members’ capital accounts, the net profit or net loss, if any, for each accounting period shall be credited to such Members’ capital accounts in such manner that as of the end of such accounting period, each Member’s capital account shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to Odonate Holdings under this Operating Agreement, determined as if Odonate Holdings were to liquidate all of the assets of Odonate Holdings for an amount equal to their fair value and distribute the proceeds of such liquidation in the manner described in Section 15. For purposes of calculating a Member’s capital account under this Section 9(b), any amounts such Member is obligated to restore (or deemed obligated to restore pursuant to the Treasury Regulations under Section 704(b) of the Code) shall be deemed to increase such Member’s capital account balance. For purposes of this Section 9(b), all unvested Incentive Units shall be treated as if they were vested.

(c)Regulatory and Special Allocations. Notwithstanding the allocations set forth in Section 9(b), Odonate Holdings’ net profit, net loss and items thereof shall be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704 of the Code, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, and the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d).

(d)Tax Allocations. The income, gains, losses, deductions and expenses of Odonate Holdings shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their capital accounts, except that if any such allocation is not permitted by the Code or other applicable law, Odonate Holdings’ subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their capital accounts. Notwithstanding the previous sentence, such tax items shall be allocated among the Members in a different manner to the extent required by Code Section 704(c) and the Treasury Regulations thereunder (dealing with contributed property), Treasury Regulations Sections 1.704-1(b)(2)(1) (dealing with property having a book value different than its tax basis), and 1.704-1(b)(4)(ii) (dealing with tax credit items). Allocations pursuant to this Section 9(d) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of profits, losses, other items or distributions pursuant to any provisions of this Operating Agreement.

(e)Pass-Through Taxation. Prior to allocating any taxable income to the Members, Odonate Holdings shall take such actions to either: (a) change to a non-pass through entity (e.g., a corporation) in order to prevent any Members from incurring, or otherwise recognizing, any unrelated business taxable income; or (b) as requested by a Member, insert a blocker entity for tax purposes.

(f)Tax Matters Partner. Tang Capital Partners, LP shall be the “tax matters partner” for purposes of Code Section 6231. The tax matters partner may be removed and replaced by the Members, subject to obtaining Unit Approval. As tax matters partner, Tang Capital Partners, LP covenants and agrees with the Members that, without obtaining Unit Approval: (i) after the receipt of a final partnership administrative adjustment for a taxable year, Tang Capital Partners, LP will not file a “petition for readjustment of the partnership items,” within the meaning of Section 6226 of the Code, in any court other than the United States Tax Court; and (ii) Tang Capital Partners, LP will not agree, pursuant to Section 6229(b)(1)(B) of the Code, to extend the period for assessing any tax imposed by subtitle A of the Code with respect to any Member that any item (or affected items) of Odonate Holdings is attributable to.

10.Distributions.

(a)General. Distributions may be made to the Members at the times and in the amounts determined by the Board of Directors. Such distributions shall be made to the Members in proportion to their ratable holdings of Units as compared to the number of total Units outstanding (subject to Section 10(b)); provided that no distribution shall be made to a Member to the extent it would cause such Member to have a deficit capital account.

(b)Incentive Units Adjustment. For the purposes of any distributions made under this Section 10(a) or 15, an Incentive Unit shall not be considered outstanding until the aggregate distributions made to the Common Unit holders, on a per-Common Unit basis, since the grant of such Incentive Unit equal the Base Price for such Incentive Unit.

(c)Unvested Incentive Units. Notwithstanding the foregoing, for the purposes of making any distributions pursuant to this Section 10, no Incentive Unit shall be entitled to receive a distribution while it is unvested pursuant to the terms of the Award Agreements thereunder. Instead, the distributions that would otherwise be made on such unvested Incentive Units will be credited to a memorandum account and, subject to such Incentive Units becoming vested, distributed at the time of the next distribution to the Common Units pursuant to Section 10(a).

(d)Property Distributions. At the sole discretion of the Board of Directors, Odonate Holdings may make in-kind distributions of its property, including any publicly traded stock.

(e)Redemptions on Full Distributions. To the extent that a Member receives a distribution equal to such Member’s full capital account, the membership interest of that Member shall be deemed redeemed.

11.Other Business. The Members, Manager, and any person or entity affiliated with the Members or Manager may engage in or possess an interest in other business ventures (unconnected with Odonate Holdings) of every kind and description, independently or with others. Odonate Holdings shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Operating Agreement.

12.Exculpation and Indemnification.

(a)Member Exculpation and Indemnification.

(i)No Member, its affiliates or any of their current or former officers, directors, trustees, members, employees, representatives, attorneys or agents (collectively, “Member Indemnified Parties”, and each individually, a “Member Indemnified Party”) shall, by virtue of such Member’s status as a Member, have any liability to any other person under the Certificate of Formation, this Operating Agreement or any applicable law, except liability to Odonate Holdings, the other Members and the tax matters partner in respect of obligations expressly arising hereunder or required by law.

(ii)No Member shall in any event have any liability whatsoever (except as expressly required by the Act) in excess of the following (without duplication): (A) the amount of any Capital Contribution previously made by such Member; (B) its share of any assets and undistributed profits of Odonate Holdings; and (C) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member had actual knowledge (at the time of the distribution) that such distribution was made in violation of the Act or this Operating Agreement.

(iii)To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding brought by a person other than a Member, an affiliate of a Member or Odonate Holdings, each Member Indemnified Party shall be fully protected and indemnified and held harmless by Odonate Holdings against all Damages actually incurred by such Member Indemnified Party in connection with such action, suit or proceeding by virtue of the relevant Member’s status as a Member or with respect to any action or omission taken or suffered in good faith by it in connection with the relevant Member’s status as a Member. The preceding sentence shall not apply to Damages resulting from the bad faith, fraud or willful misconduct of such Member Indemnified Party. “Damages” means any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement).

(iv)The indemnification provided by this Section 12(a) shall be recoverable only out of the assets of Odonate Holdings, and no Member shall have any personal liability (or obligation to contribute capital to Odonate Holdings or make any other financial accommodation available) on account thereof. No amendment to this Section 12(a) will impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

(b)Director Exculpation and Indemnification.

(i)No Director, officer or employee of Odonate Holdings (collectively, the “D&O Indemnified Parties”, and each individually, a “D&O Indemnified Party”) shall, in such person’s capacity as such a Director, officer or employee, have any liability to any other person (other than Odonate Holdings and its Members) under the Certificate of Formation, this Operating Agreement or any applicable law, except as otherwise expressly provided for herein or required by such law.

(ii)No D&O Indemnified Party will be liable, responsible or accountable for Damages or otherwise to: (A) Odonate Holdings or to any Member or its affiliates; (B) any direct or indirect equity holder of Odonate Holdings or any Member or its affiliates; or (C) any direct or indirect holder of a claim against Odonate Holdings or any Member or its affiliates, for: (i) any action or omission taken or suffered within the scope of the authority conferred on such person by this Operating Agreement or any other agreement between the applicable Director, officer or employee and Odonate Holdings, except for the fraud or intentional misconduct of such person in carrying out such person’s obligations hereunder; (ii) such person’s performance of, or failure to perform, any act in reasonable reliance on the advice of legal counsel to Odonate Holdings; or (iii) the negligence, dishonesty or bad faith of any agent, consultant, professional or broker of Odonate Holdings selected, engaged or retained in good faith by Odonate Holdings.

(iii)To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each D&O Indemnified Party shall be fully protected and indemnified and held harmless by Odonate Holdings against all Damages actually incurred by such D&O Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a D&O Indemnified Party or with respect to any action or omission taken or suffered by such D&O Indemnified Party as such; provided, that the relevant D&O Indemnified Party: (A) acted in a manner such person reasonably believed to be in, or not opposed to, the best interests of Odonate Holdings; (B) did not believe to be in violation of the terms of this Operating Agreement; and (C) with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

(iv)The indemnification provided by this Section 12(b) shall be recoverable only out of the assets of Odonate Holdings, and no Member shall have any personal liability (or obligation to contribute capital to Odonate Holdings or make any other financial accommodation available) on account thereof. In addition, a majority of the Board of Directors, acting in its sole discretion, may from time to time extend the indemnification and advancement of expenses provided by this Section 12(b) to one or more agents of Odonate Holdings; in each case on the basis set forth herein applicable to D&O Indemnified Parties.

(c)Any indemnification under Section 12(a) and 12(b) will be made by Odonate Holdings unless there has been a final and unappealable determination by a court of competent jurisdiction in the specific case that indemnification of the person requesting indemnification is not proper in the circumstances because the relevant person has not met the applicable standard of conduct set forth in this Operating Agreement.

(d)Damages suffered by a person entitled to indemnification pursuant to Sections 12(a) or 12(b) may be paid (and, in the case of an agent, may be paid if so determined by the Board of Directors) by Odonate Holdings from time to time as incurred and in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of such person to repay amounts paid if it is ultimately determined that such person is not entitled to be indemnified by Odonate Holdings as authorized in Sections 12(a) and 12(b) or, where indemnification is authorized, to the extent amounts paid exceed the amount to which such person is entitled.

(e)The rights provided to any person by Sections 12(a) and 12(b) will be enforceable against Odonate Holdings by such person and each such person being presumed to have relied upon such rights in serving or continuing to serve Odonate Holdings. No amendment to this Section 12(e) will impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of Sections 12(a) and 12(b), the term “Odonate Holdings” includes any constituent person (including any constituent of a constituent) absorbed by Odonate Holdings in a consolidation or merger.

(f)Nothing in this Section 12 will limit or affect any other right of any person indemnified hereunder to indemnification or reimbursement of damages under any other provision of this Operating Agreement or any provision of any other agreement (including any insurance policy), any organizational document, any statute, rule or regulation or otherwise.

(g)The provisions of this Section 12 shall survive the dissolution of Odonate Holdings, the withdrawal of a Member from Odonate Holdings and the resignation or removal of any Director, officer or employee of Odonate Holdings.

(h)If this Section 12 or any portion hereof shall be invalidated on any ground by any court or other governmental authority of competent jurisdiction, then Odonate Holdings shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Section 12 as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Section 12 that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.Assignments.

(a)A Member may not assign in whole or in part his, her or its interest in Odonate Holdings without receiving prior written consent from the Board of Directors, which consent shall not be unreasonably withheld.

(b)Notwithstanding anything in the above Section 13(a), a member may transfer any Units owned by such Member to its affiliates or investment funds managed by such Member or its affiliates without consent from the Board of Directors.

(c)Any transfer or assignment permitted by this Section 13 shall be subject in all respects to the transferee executing a joinder to this Operating Agreement and furnishing notice of such transfer or assignment to the Board of Directors.

14.Admission of Additional Members. One or more additional Members of Odonate Holdings may be admitted to Odonate Holdings by approval of the Board of Directors.

15.Dissolution. Odonate Holdings shall dissolve, and its affairs shall be wound up upon: (i) approval of the Board of Directors, acting with Unit Approval; or (ii) the entry of a decree of judicial dissolution under the Act. In the event of dissolution, Odonate Holdings shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Odonate Holdings in an orderly manner), and, after giving effect to allocations, if any, pursuant to Section 10, the assets of Odonate Holdings shall be distributed to the Members in accordance with their respective capital account balances.

16.Certificate. The Board of Directors has been designated as Odonate Holdings’ “authorized person” within the meaning of the Act. The Board of Directors shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for Odonate Holdings to qualify to do business in any jurisdiction in which the Board of Directors deems necessary or advisable.

17.Reparability of Provisions. Each provision of this Operating Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Operating Agreement which are valid, enforceable and legal.

18.Counterparts. This Operating Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Operating Agreement.

19.Entire Agreement. This Operating Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

20.No Third-party Beneficiaries. Except as set forth in Section 12, this Operating Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any person not a party to this Operating Agreement. Without limiting the generality of the foregoing, no creditor of Odonate Holdings or of any Member shall have any right whatsoever to require any Member to contribute capital, perform services for or on behalf of, or make a financial accommodation for or on behalf of Odonate Holdings.

21.Governing Law. This Operating Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

22.Market Stand-off. In the event that Odonate Holdings (or any successor or parent entity thereto) distributes any of the Shares to a Member, then no such Member will, without the prior written consent of the managing underwriter of the Initial Public Offering of Odonate (the “IPO”), during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Board of Directors and the managing underwriter (such period not to exceed one hundred eighty (180) days (or longer, up to an additional 35 days, if mutually agreed to by the managing underwriter and the Board of Directors)): (i) sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; lend; offer; pledge; or otherwise transfer or dispose of, directly or indirectly, any Units or shares of Odonate (or any successor or parent entity thereto) common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for such securities (the “Covered Securities”); or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities or other securities, in cash, or otherwise. The foregoing provisions of this Section 22 shall not apply to: (i) Common Units purchased by a Member on the open market following the IPO or Common Units acquired by a Member in the IPO; or (ii) the transfer of any shares to any trust for the direct or indirect benefit of the Member or the immediate family of the Member, provided that, in the case of clause (ii), the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Members only if all officers and directors are subject to the same restrictions. The foregoing provisions of this Section 22 shall not apply to bona-fide gifts made to private and/or public charities and foundations. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 22 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 22 or that are necessary to give further effect thereto.

23.Amendments. This Operating Agreement may not be modified, altered, supplemented or amended except by receiving Unit Approval.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement, and such execution shall represent the consent and approval required to amend and restate this Operating Agreement, effective as of the Effective Date.

TANG CAPITAL PARTNERS, LP

By: Tang Capital Management, LLC, its general partner

By:	/s/ Kevin C. Tang
Name:	Kevin C. Tang
Title:	Manager

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement, and such execution shall represent the consent and approval required to amend and restate this Operating Agreement, effective as of the Effective Date.

ODONATE MANAGEMENT HOLDINGS, LLC

By:	/s/ Kevin C. Tang
Name:	Kevin C. Tang
Title:	Manager

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